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                            STARNET FINANCIAL, INC.
                     17311 NORTH DALLAS PARKWAY, SUITE 350
                              DALLAS, TEXAS 75248
                                 (972) 818-1212



October 13, 2000

VIA EDGAR

Sonia Lee
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Withdrawal of Form 10-SB Registration Statement of StarNet Financial, Inc.
                  SEC File No.  000-30922
                  CIK:  0000813567
                  Filing Accession Number:  0000950134-00-007009

Dear Ms. Lee:

         On behalf of StarNet Financial, Inc. (the "Company"), we respectfully request that you withdraw and disregard the above-mentioned Form 10-SB, accepted on August 13, 2000.

         We request withdrawal in order to allow ourselves additional time to address financial disclosure issues. The Company anticipates filing a corrected version; however, the Company has not established an anticipated filing date.

                                   STARNET FINANCIAL, INC.



                                   By: /s/ Edward P. Dayton
                                       -------------------------------------
                                       Edward P. Dayton,
                                       Executive Vice President